EXHIBIT 8


SECURITIES AND EXCHANGE COMMISSION

(Release No. 35 - _______________)

Filings Under the Public Utility Holding Company Act of 1935 ("Act")

________________, 1997


                  Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to the provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
                  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.
Central Power and Light Company (70-8597)
                  Central Power and Light Company ("CPL"), an electric utility subsidiary of Central and South West Corporation, a registered holding company, has filed an post-effective amendment to the Form U-1 Application-Declaration in this file under Sections 6(a), 7, 9(a), 10 and 12(c) of the Act and Rule 54 thereunder, in which amendment CPL seeks to extend the term of the authority previously granted by the Commission through December 31, 2002.
                  By order in this file dated June 15, 1995 (HCAR No. 26309) (the "Order"), CPL was authorized through December 31, 1997, (i) to incur obligations in connection with the proposed issuance by Matagorda County Navigation District No. One ("District") in one or more series of up to $475 million in Pollution Control Revenue Bonds, of which up to $325 million will be refunding bonds ("Refunding Bonds") and up to $150 million will be new money bonds ("New Money Bonds"), and (2) to manage interest rate risk or to reduce interest rate costs through forward re-financing techniques and through the use of interest rate swaps and related instruments through the life of the outstanding bonds and the new bonds. The terms of the new bonds, other than interest rate and other terms determined at the time of pricing, and the parameters for the interest rate swaps and related instruments, other than pricing terms, are described in the Application. The Order reserved jurisdiction over the issuance and sale of the interest rate and other terms and conditions applicable to the bonds, and the use by CPL of interest rate swaps and other interest rate risk management devices, pending completion of the record.
                  By order dated July 26, 1995 (HCAR. No. 26339) (the "First Supplemental Order"), the Commission approved the issuance of $100.635 million principal amount of Refunding Bonds but continued to reserve jurisdiction over the issuance and sale of $224.365 million of Refunding Bonds and $150 million in New Money Bonds, pending completion of the record with regard to the interest rate and other terms and conditions applicable thereto, and over the use by CPL of interest rate swaps and other interest rate risk management devices, pending completion of the record.
                  On July 27, 1995, CPL issued $100.635 million principal amount of Refunding Bonds pursuant to the First Supplemental Order and the Order.
                  By order dated August 28, 1996 (HCAR No. 26565) (the "Second Supplemental Order"), the Commission released previously reserved jurisdiction over the issuance and sale of $224.365 million of Refunding Bonds and $150 million in New Money Bonds, and over the use by CPL of interest rate swaps and other interest rate risk management devices.
                  On September 25, 1996, CPL issued $60 million of Refunding Bonds pursuant to the Second Supplemental Order, the First Supplemental Order and the Order.
                  In sum, CPL has issued $160.635 million of Refunding Bonds and no New Money Bonds and, thus, has authority to issue an additional $164.365 million of Refunding Bonds and $150 million of New Money Bonds, which authority expires December 31, 1997. CPL requests that the Commission extend CPL's authority to issue the additional amounts of Refunding Bonds and New Money Bonds, pursuant to the terms and conditions set forth in the Order, the First Supplemental Order and the Second Supplemental Order, through December 31, 2002.
                  For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                           Jonathan G. Katz
                                           Secretary